EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-231763, No. 333-201152, No. 333-167784, No. 333-145744 and No. 333-130065 each on Form S-8 of our reports dated March 2, 2020, relating to the consolidated financial statements and financial statement schedule of Core-Mark Holding Company, Inc., and the effectiveness of Core-Mark Holding Company, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Core-Mark Holding Company, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 2, 2020